Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:          Gerard P. Cuddy

President and Chief Executive Officer

(215) 864-6001

BENEFICIAL BANK ANNOUNCES THE RETIREMENT OF

JAMES GOULD — CHIEF LENDING OFFICER AND APPOINTMENT OF MARTIN GALLAGHER AS THE BANK’S NEW CHIEF LENDING OFFICER

PHILADELPHIA, PENNSYLVANIA, February 26, 2015 — Beneficial Bancorp, Inc. (Nasdaq: BNCL) (the “Company”), the parent company of Beneficial Bank (the “Bank”), today announced that James Gould, Executive Vice President and Chief Lending Officer of the Bank, has advised the Company and the Bank that he will be retiring effective March 31, 2015.  Gerard P. Cuddy, President and Chief Executive Officer of the Company and the Bank commented, “on behalf of our Board and all of his fellow employees, I would like to thank Jim for his hard work and contributions.  Jim saw Beneficial through an enormously challenging economic environment, and helped to build out a lending infrastructure that will permit us to continue to responsibly grow our business.  I am personally and professionally grateful to Jim for his leadership, and wish him and his family all the best in retirement.”

Effective April 1, 2015, Martin Gallagher, Executive Vice President and Chief Credit Officer will assume the position of Chief Lending Officer of the Bank. “Marty enjoys an excellent reputation inside of Beneficial, and in the markets we serve.  He has been instrumental in building out our Credit infrastructure, and will continue to work closely with our customers to help them achieve their goals.” Mr. Gallagher joined the Bank’s commercial banking group in June 2011 and was named Executive Vice President and Chief Credit Officer in January 2012. Before that time, Mr. Gallagher managed and developed commercial banking portfolios for Bryn Mawr Trust Company and National Penn Bank.  Mr. Gallagher will continue to work closely with Mr. Gould to ensure a smooth transition for employees and customers.  Mr. Gallagher’s successor as Chief Credit Officer will be named during the transition.

Beneficial Bancorp, Inc. is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 56 offices in the greater Philadelphia and South Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

This press release may contain projections and other “forward-looking statements” within the meaning of the federal securities laws.  These statements are not historical facts, rather statements based on the current expectations of Beneficial Bancorp, Inc. regarding its business strategies, intended results and future performances.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect actual results include interest rate trends, the general economic climate in the market area in which the Company operates, as well as nationwide, the Company’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates, changes in federal and state legislation and regulation and other factors that may be described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and other required filings.  These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update any forward-looking statements.